Exhibit 4.1

AMENDMENT NO. 1

TO THE

POOLING AND SERVICING AGREEMENT

Amendment No. 1, dated as of August 1, 2005 (the “Amendment”), to the Pooling and Servicing Agreement (the “Agreement”) dated as of June 1, 2004, by and among NovaStar Mortgage Funding Corporation (the “Company”), NovaStar Mortgage, Inc., as seller and servicer (the “Seller” or “Servicer”), Wachovia Bank, National Association, as custodian (the “Custodian”) and JPMorgan Chase Bank, National Association (formerly known as JPMorgan Chase Bank), as trustee (the “Trustee”). Capitalized terms used and not defined herein shall have the meaning set forth in the Agreement and Appendix A thereto.

WHEREAS the parties hereto have entered into the Agreement;

WHEREAS the parties hereto now wish to amend certain provisions in the Agreement pursuant to Section 12.01 of the Agreement; and

WHEREAS the Trustee shall not consent to this Amendment to the Agreement unless it shall have first received an Opinion of Counsel, to the effect that (a) this Amendment (i) will not result in the imposition of a tax on any REMIC created hereunder constituting part of the Trust Fund pursuant to the REMIC Provisions or (ii) cause any REMIC created hereunder constituting part of the Trust to fail to qualify as a REMIC at any time that any Certificates are outstanding and that the Amendment is being made in accordance with the terms of the Agreement and (b) any applicable requirements and conditions set forth in the Agreement with respect to the adoption of amendments thereto have been complied with.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto agree to amend the Agreement pursuant to Section 12.01 of the Agreement and restate certain provisions thereof as follows:

1. The Agreement is hereby amended to add a form of the Advance Facility Notice as Exhibit L (in the form attached hereto as Exhibit L) and a form of the written notice to be provided to the Trustee of an Advance or Servicing Advance pursuant to Section 3.26 of the Agreement as Exhibit M (in the form attached hereto as Exhibit M).

2. MI Claim Payment Advances.

(a) The following paragraph is hereby inserted between the current second and third paragraphs of Section 3.13(a) of the Pooling and Servicing Agreement;

In the event that a Mortgage Loan would be properly classified as a Liquidated Mortgage Loan but for the fact that not all MI Insurance Proceeds claimed under the related MI Policy have been received, the Servicer may, from its own funds, make an advance (an “MI Claim Payment Advance”) to the Collection Account in an

amount not to exceed the claimed amount of such MI Insurance Proceeds not yet received. The Servicer shall not make any MI Claim Payment Advance with respect to a claim under an MI Policy (i) if an MI Insurer Insolvency Event has occurred and is continuing with respect to the related MI Insurer, or (ii) to the extent that the MI Insurer has indicated it will not pay the full amount of the claim. In the event that the MI Claim Payment Advance equals the claimed amount on such MI Policy, then upon the deposit of such MI Claim Payment Advance into the Collection Account the related Mortgage Loan shall be considered a “Liquidated Mortgage Loan.”

(b) Clause (a)(vi) of Section 3.07(a) of the Pooling and Servicing Agreement is hereby amended to read as follows:

(vi) to reimburse the Servicer or any Subservicer from Insurance Proceeds or Liquidation Proceeds relating to a particular Mortgage Loan for amounts expended by the Servicer or such Subservicer pursuant to Section 3.13, which amounts were expended (x) in good faith in connection with the restoration of the related Mortgaged Property which was damaged by the uninsured cause, (y) in connection with the liquidation of such Mortgage Loan, or (z) with respect to an MI Claim Payment Advance made by the Servicer with respect to such Mortgage Loan; provided, however, that reimbursements pursuant to clause (z) may only be made from MI Insurance Proceeds actually paid by the MI Insurer under the MI Policy related to such Mortgage Loan;

(c) The following definition of MI Claim Payment Advance is hereby added to Appendix A to the Pooling and Servicing Agreement and the definitions of Liquidation Proceeds, Nonrecoverable Advance, Realized Loss and Subsequent Recovery set forth in Appendix A to the Pooling and Servicing Agreement are hereby amended to read as follows:

“Liquidation Proceeds”: Proceeds (including Insurance Proceeds and any MI Claim Payment Advance) received in connection with the liquidation of any Mortgage Loan or related REO Property.

“MI Claim Payment Advance”: As defined in Section 3.13(a).

“Nonrecoverable Advance”: With respect to any Mortgage Loan:

(x) any Advance (other than an MI Claim Payment Advance) (i) which was previously made or is proposed to be made by the Servicer; and (ii) which, in the good faith judgment of the Servicer, will not or, in the case of a proposed Advance, would not, be ultimately recoverable by the Servicer from Liquidation Proceeds, Repurchase Price or future payments on such Mortgage Loan; and

(y) upon the final payment by the MI Insurer under an MI Policy for a Mortgage Loan with respect to which the Servicer has made an MI Claim Payment Advance, the amount, if any, by which an MI Claim Payment Advance made by the Servicer exceeds, the amount actually received as MI Insurance Proceeds from the related MI Insurer on account of the related claim; provided,

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however that if an MI Insurer Insolvency Event occurs after the MI Claim Payment Advance has been made by the Servicer and before the full amount thereof has been reimbursed to the Servicer from the related MI Insurance Proceeds, then any remaining, unreimbursed amount shall be considered a Nonrecoverable Advance as of the date of the MI Insurer Insolvency Event; provided, further, however, that if a Nonrecoverable Advance has been reimbursed to the Servicer and the MI Insurer that was subject to the MI Insurer Insolvency Event thereafter makes payment on account of the applicable MI Policy, such payments shall be deemed Subsequent Recoveries.

“Realized Loss”: With respect to each Mortgage Loan (or REO Property) as to which a Cash Liquidation or REO Disposition has occurred, an amount (not less than zero) equal to (i) the Principal Balance of the Mortgage Loan (or REO Property) as of the date of Cash Liquidation or REO Disposition, plus (ii) interest (and REO Imputed Interest, if any) at the Net Mortgage Rate from the Due Date as to which interest was last paid or advanced to Certificateholders up to the last day of the month in which the Cash Liquidation (or REO Disposition) occurred on the Principal Balance of such Mortgage Loan (or REO Property) outstanding during each Due Period that such interest was not paid or advanced, minus (iii) Net Liquidation Proceeds (after giving effect to coverage provided by any MI Claim Payment Advance and any MI Policy), if any, received with respect to such Cash Liquidation (or REO Disposition), minus the portion thereof reimbursable to the Servicer or any Subservicer with respect to related Advances or expenses as to which the Servicer or Subservicer is entitled to reimbursement thereunder but which have not been previously reimbursed, minus (iv) with respect to a Mortgage Loan on which a MI Claim Payment Advance has been made, the amount, if any, by which the MI Claim Payment Advance exceeds the related amount of MI Insurance Proceeds paid by the MI Insurer on account of the related Mortgage Loan upon the final payment by such MI Insurer (including payments made on or after the date on which such Mortgage Loan became a Liquidated Loan). With respect to each Mortgage Loan which has become the subject of a Deficient Valuation, the difference between the Principal Balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the Principal Balance of the Mortgage Loan as reduced by the Deficient Valuation. With respect to each Mortgage Loan which has become the object of a Debt Service Reduction, the amount of such Debt Service Reduction.

“Subsequent Recovery”: With respect to any Mortgage Loan that had previously been the subject of a Realized Loss, (a) any principal amount subsequently received in connection with such Mortgage Loan, plus (b) with respect to a Mortgage Loan on which a MI Claim Payment Advance has been made, the amount, if any, by which the related amount of MI Insurance Proceeds exceeds such MI Claim Payment Advance, plus (c) with respect to a Nonrecoverable Advance relating to a MI Insurer Insolvency Event, the amount, if any, by which the related MI Insurer subsequently pays in respect of such Nonrecoverable Advance.

3. Condition to effectiveness. As a condition to the effectiveness of this Amendment, an Opinion of Counsel satisfying the requirements of Section 12.01 of the Agreement has been received by the Parties hereto.

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4. Effect of Amendment. This Amendment to the Agreement shall be effective and the Agreement shall be deemed to be modified and amended in accordance herewith on the Distribution Date on the date on which the Trustee receives an executed copy of this Amendment. This Amendment, once effective, shall be effective as of the date first set forth above. The respective rights, limitations, obligations, duties, liabilities and immunities of the Company, the Seller, the Servicer, the Custodian and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the Agreement for any and all purposes. The Agreement, as amended hereby, is hereby ratified and confirmed in all respects.

5. The Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, all the terms and conditions of the Agreement shall remain in full force and effect and, except as expressly provided herein, the effectiveness of this Amendment shall not operate as, or constitute a waiver or modification of, any right, power or remedy of any party to the Agreement. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this Amendment.

6. Counterparts. This Amendment may be executed by the Parties in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Amendment shall become effective when counterparts hereof executed on behalf of such Party shall have been received.

7. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed therein.

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IN WITNESS WHEREOF, the Seller, the Servicer, the Company, the Trustee and the Custodian, have caused this Amendment to be duly executed by their officers thereunto duly authorized, all as of the day and year first above written.

NOVASTAR MORTGAGE FUNDING CORPORATION, as Company

By:	/s/ Matt Kaltenrieder
Name:	Matt Kaltenrieder
Title:	Vice President

NOVASTAR MORTGAGE, INC., as Servicer and as Seller

By:	/s/ Matt Kaltenrieder
Name:	Matt Kaltenrieder
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Custodian

By:	/s/ Sandy Berry
Name:	Sandy Berry
Title:	Vice President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as Trustee

By:	/s/ Andrew Cooper
Name:	Andrew Cooper
Title:	Assistant Vice President

Financial Security Assurance Inc., hereby consents to the foregoing Amendment pursuant to Section 12.01 of the Agreement.

FINANCIAL SECURITY ASSURANCE INC.

By:
Name:
Title:

[Signature Page for Amendment No. 1 to the Pooling and Servicing Agreement]

Exhibit L

FORM OF ADVANCE FACILITY NOTICE

[date]

JPMorgan Chase Bank, National Association

4 New York Plaza, 6th Floor

New York, NY 10004-2477

Attention: Worldwide Securities Services/ Global Debt - NovaStar Series 2004-2

Re:	Pooling and Servicing Agreement, dated as of June 1, 2004, by and among NovaStar Mortgage Funding Corporation (the “Company”), NovaStar Mortgage, Inc., as seller and servicer (the “Seller” or “Servicer”), Wachovia Bank, National Association, as custodian (the “Custodian”) and JPMorgan Chase Bank, National Association (formerly known as JPMorgan Chase Bank), as trustee (the “Trustee”) as amended by Amendment No. 1, dated as of August 1, 2005 (as amended, the “Agreement”)

In accordance with Section 3.26(a) of the above-captioned Agreement, the undersigned hereby notifies the Trustee of the following information:

(a) The Servicer has entered into an Advance Facility.

(b) The Advancing Person is [                    ].

(c) [                    ], as the Servicer’s Assignee, has the right to make withdrawals from the Collection Account subject to Section 3.26(b) of the Agreement to reimburse previously unreimbursed Advances and/or Servicing Advances pursuant to Section 3.07 of the Agreement.

[Remainder of Page Intentionally Left Blank]

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Agreement.

NOVASTAR MORTGAGE INC. as Servicer

By:
Name:
Title:

[ ] as Advancing Person

By:
Name:
Title:

The undersigned hereby acknowledges receipt of this notice pursuant to Section 3.26(a) of the Agreement.

ACKNOWLEDGED AND AGREED:

JPMORGAN CHASE BANK,

NATIONAL ASSOCIATION,

not in its individual capacity but solely as Trustee

By:
Name:
Title:

Exhibit M

FORM OF WRITTEN NOTICE TO THE TRUSTEE

JPMorgan Chase Bank, National Association

4 New York Plaza, 6th Floor

New York, NY 10004-2477

Attention: Worldwide Securities Services/ Global Debt - NovaStar Series 2004-2

Re:	Pooling and Servicing Agreement, dated as of June 1, 2004, by and among NovaStar Mortgage Funding Corporation (the “Company”), NovaStar Mortgage, Inc., as seller and servicer (the “Seller” or “Servicer”), Wachovia Bank, National Association, as custodian (the “Custodian”) and JPMorgan Chase Bank, National Association (formerly known as JPMorgan Chase Bank), as trustee (the “Trustee”) as amended by Amendment No. 1, dated as of August 1, 2005 (as amended, the “Agreement”)

In accordance with Section 3.26(a) and (b) of the above-captioned Agreement, [name of Advancing Person] hereby notifies the Trustee that [name of Advancing Person] has [purchased][funded][an Advance]/[a Servicing Advance] and is entitled to reimbursement from the Trustee pursuant to the terms of the Advance Facility.

(a) The amount of the reimbursement owed is an amount equal to $[            ].

(b) Section [    ] of the Agreement permits this [Advance]/[Servicing Advance] to be reimbursed.

(c) Section [    ] of the Advance Facility entitles [name of Advancing Person] to request reimbursement from the Trust, rather than from the Servicer.

(d) [name of Advancing Person]’s wire transfer instructions are as follows:

[insert wire transfer instructions]

(e) [Proof of Event of Default under the Advance Facility, if applicable.]

[Remainder of the Page Intentionally Left Blank]

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Agreement.

[ ]
as Advancing Person

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

NOVASTAR MORTGAGE INC., as Servicer

By:
Name:
Title: